United States
Securities and Exchange Commission
Washington, D.C. 20549

Schedule 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

  Filed by the registrant ☒                            Filed by a party other than the registrant   ☐

  Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Applied Energetics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required

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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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APPLIED ENERGETICS, INC.
3590 EAST COLUMBIA STREET
TUCSON, ARIZONA 85714

August 3, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders that will be held on Wednesday, September 16, 2009 at 10:00 A.M., at the offices of Blank Rome LLP, 405 Lexington Avenue – 24th  Floor, New York, New York 10174.

As permitted by rules adopted by the United States Securities and Exchange Commission, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2008 Annual Report to Stockholders.  The notice contains instructions on how to access those documents over the Internet.  The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report to Stockholders and a proxy card.  We believe that this process will provide our stockholders with easier access to these proxy materials, reduce the costs of printing and distributing our proxy materials and conserve environmental resources.

At the annual meeting you will be asked to vote on a proposal to elect as Class II directors the nominees specified in the accompanying proxy statement.

Enclosed is a notice of annual meeting and proxy statement containing detailed information concerning the foregoing proposal.  Whether or not you plan to attend the annual meeting, we urge you to read this material carefully and encourage you to vote promptly.  You may vote your shares via a toll-free telephone number or over the Internet.  If you received a proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided.  Instructions regarding all three methods of voting are contained on the proxy card.

Thank you and I look forward to seeing you at the meeting.

Cordially,

James M. Feigley
Chairman of the Board

APPLIED ENERGETICS, INC.
3590 EAST COLUMBIA STREET
TUCSON, ARIZONA 85714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 16, 2009

To the Stockholders of Applied Energetics, Inc.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Applied Energetics, Inc. (the “Company”) will be held on Wednesday, September 16, 2009 at 10:00 A.M. local time at the offices of Blank Rome LLP, 405 Lexington Avenue – 24 th Floor, New York, New York 10174 to consider and vote upon, as explained more fully in the accompanying proxy statement:

(i)           A proposal to elect two Class II directors to hold office until the 2012 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified; and

(ii)           Any other matters properly brought before the meeting, including approval of any adjournment or postponement of the meeting.

Only stockholders of record on the books of the Company or postponement at the close of business on July 21, 2009 will be entitled to notice of and to vote at the meeting or any adjournments thereof.

A copy of the Company’s Annual Report for the year ended December 31, 2008, which contains financial statements, accompanies this Notice and the attached Proxy Statement.  You may vote your shares via a toll-free telephone number or over the Internet.  If you received a proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided.  Whether or not you attend the meeting, it is important you your shares be represented and voted.

Your board of directors believes that the election of the nominees specified in the accompanying proxy statement as directors at the annual meeting is in the best interests of the Company and its stockholders and, accordingly, unanimously recommends a vote “VOTE” such nominees.

August 3, 2009	By order of the Board of Directors

James M. Feigley
Chairman of the Board

YOUR VOTE IS VERY IMPORTANT, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE ENSURE YOU TAKE THE TIME TO CAST YOUR VOTE.

YOU MAY VOTE BY SUBMITTING YOUR PROXY BY TELEPHONE, THE INTERNET OR MAIL.  IF YOU ARE A REGISTERED STOCKHOLDER AND ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.  IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKER AND WANT TO VOTE YOUR SHARES IN PERSON AT THE MEETING, PLEASE CONTACT YOUR BANK OR BROKER TO OBTAIN A LEGAL PROXY.

PROXY STATEMENT

APPLIED ENERGETICS, INC.

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 16, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Applied Energetics, Inc. (“Applied Energetics” or the “Company”) for use at the Annual Meeting of Stockholders to be held on Wednesday, September 16, 2009 (the “Annual Meeting”), including any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Meeting.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given by a stockholder pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person.

The address and telephone number of the principal executive offices of the Company are:

3590 East Columbia Street
Tucson, Arizona 85714
Telephone: (520) 628-7415

-i-

GENERAL INFORMATION

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules adopted by the United States Securities and Exchange Commission (sometimes referred to as the SEC), Applied Energetics is making this proxy statement and its annual report available to its stockholders electronically via the Internet.  On August 3, 2009, we mailed to our stockholders a notice containing instructions on how to access this proxy statement and our annual report and vote online.  If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail.  The notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report.  The notice also instructs you on how you may submit your proxy over the Internet.  If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Questions and Answers About The Proposals to be Voted Upon and The Voting Procedures

Q.	What am I voting on?

A.
You are being asked to vote on the proposal to elect two Class II directors (James M. Feigley and George P. Farley) to serve as such commencing immediately following our 2009 annual meeting and until our annual meeting of stockholders in 2012.

In addition, you may be asked to consider and vote upon other matters that may properly come before the annual meeting, including approval of any adjournment or postponement of the meeting

Q.	Who is entitled to vote at the annual meeting?

A.
Common stockholders of record as of the close of business on July 21, 2009, the record date, are entitled to vote on each of the proposals at the annual meeting.  Each share of common stock entitles the holder thereof to cast one vote per each share held by such stockholder on the record date with respect to each proposal.

Q.	How do I vote?

A.	Stockholders can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:

•	By telephone –— You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	By Internet –— You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

•	By mail –— If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on September 16, 2009.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record.  You must follow the instructions of the holder of record in order for your shares to be voted.  Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers.  If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contract your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

Q.	How many I revoke or change my vote?

A.
You have the right to revoke your proxy any time before the meeting by (a) notifying Applied Energetics’ corporate secretary of your revocation or (b) returning a later-dated proxy.  The last vote received chronologically will supersede any prior vote.  You may also revoke your proxy by voting in person at the annual meeting.  Attendance at the meeting, without voting at the meeting, will not in and of itself serve as a revocation of your proxy.

Q.	What does it mean if I receive more than one notice or set of proxy materials.

A.
It may mean that you are the registered holder of shares in more than one account.  You may call our transfer agent, Continental Stock Transfer & Trust Company, at 212-509-4000, if you have any questions regarding the share information or your address appearing on the notice or proxy materials.

Q.	Who will count the votes?

A.	It is expected that either an employee of the Company or its counsel will tabulate the votes and act as the inspector of election.

Q.	What constitutes a quorum?

A.
A majority of the outstanding shares, present or represented by proxy, of Applied Energetics’ common stock will constitute a quorum for the annual meeting.  As of the record date, there were 86,127,037 shares of Applied Energetics common stock, $.001 par value per share, issued and outstanding.

Q.	How many votes are needed for Proposal I –— the election of the two Class II directors?

A.
Assuming a quorum is present, the two Class II directors will be elected by a plurality of the votes cast at the annual meeting, meaning the two nominees receiving the highest number of votes will be elected as directors.  Only votes cast for a nominee will be counted, except that a properly executed proxy that does not specify a vote with respect to the nominees will be voted for the two nominees whose names are printed on the proxy card (James M. Feigley and George P. Farley).  Because the vote on this proposal is determined by a plurality of the votes cast, neither abstentions nor broker non-votes (as described below) will have any effect on the election of directors.

Q.	What happens if I abstain from voting?

A.
If an executed proxy card is returned and the stockholder has explicitly abstained from voting on any proposal, the shares represented by the proxy will be considered present at the annual meeting for the purpose of determining a quorum.  In addition, while they will not count as votes cast in favor of the proposal, they will count as votes cast on the proposal.  As a result, other than with respect to the proposal to elect directors, which will be determined by a plurality of the votes cast, an abstention on a proposal will have the same effect as a vote against the proposal.

Q.	What is a “broker nonvote”?

A.
A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for one or more of the proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions.  While broker non-votes will be counted for the purposes of determining whether a quorum exists at the annual meeting, they will not be considered to have voted on any of the proposals on which such instructions have been withheld.  In the case of any proposal requiring a majority vote in favor of the proposal, they will have the same effect as a vote against the proposal.

Q.	Who bears the cost of soliciting of proxies?

A.
The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing the notice and, as applicable, this proxy statement, the proxy and any additional soliciting material furnished to stockholders, will be borne by us.  In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and we may reimburse such personas for their expenses.

PROPOSAL I: ELECTION OF DIRECTORS

The Company’s By-Laws provide that the Board of Directors of the Company is divided into three classes (Class I, Class II and Class III). At each Annual Meeting of Stockholders, directors constituting one class are elected for a three-year term. At this year’s Annual Meeting of Stockholders, two (2) Class II directors will be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2012. It is the intention of the Board of Directors to nominate General James M. Feigley and Mr. George P. Farley as Class II directors. Each director will be elected to serve until a successor is elected and qualified or until the director’s earlier resignation or removal.

At this year’s Annual Meeting of Stockholders, the proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event either or both of the nominees listed below shall be unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board of Directors. Each of the persons named below has indicated to the Board of Directors that he will be available to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SPECIFIED BELOW.

The following information is with respect to the nominees for election at this Annual Meeting of Stockholders:

CLASS II DIRECTOR
(To be Elected)
(New Term Expires in 2012)

James M. Feigley: James M. Feigley, 59, has served as a member of our Board of Directors since June 2008.  General Feigley serves as a member of our Nominating and Corporate Governance Committee.  General Feigley has served as President of Rock River Consulting, Inc. a defense consulting firm he founded in May 2003 after retiring from the U.S. Marine Corps.  General Feigley served as Commander of the Marine Corps Systems Command from 1998 through 2002, where he was the executive authority on research, development, procurement, fielding and life cycle support for all Marine Corps ground combat, combat support and combat service support equipment, ordinance and systems.  General Feigley served as Direct Reporting Program Manager to the Assistant Secretary of the Navy, Research, Development and Acquisition Program from 1883 through 1998, during which time he was in charge of business planning, cost estimating, technical risk analyses and management, systems engineering and numerous other responsibilities.  He served as Project Manager for the Headquarters, U.S. Marine management, systems engineering and numerous other responsibilities.  He served as Project Manager for the Headquarters, U.S. Marine Corps and naval Sea Systems Command from 1986 through 1993, where he managed all technology base projects for ‘Advanced Amphibious Assault Vehicle’ and wrote all technical, financial, costs, management, risk, planning and performance documentation.  General Feigley also served as a member of the United States Marine Corps from 1972 through 1986.  He received a BS from the University of Wisconsin – Oshkosh in 1972 and graduated form the Army Logistics Management Center in 1982, the Marine Corps President of Rock River Consulting, Inc. a defense consulting firm he founded in early May 2003 after retiring from the U.S. Marine Corps.  General Feigley served as Commander of the Marine Corps Systems Command from 1998 through 2002, where he was the executive authority on research, development, procurement, fielding and life cycle support for all Marine Corps ground combat, combat support and combat service support equipment, ordinance and systems. General Feigley served as Direct Reporting Program Manager to the Assistant Secretary of the Navy, Research, Development and Acquisition Program from 1993 through 1998, during which time he was in charge of business planning, cost estimating, technical risk analyses and management, systems engineering and numerous other responsibilities. He served as Project Manager for the Headquarters, U.S. Marine Corps and Naval Sea Systems Command from 1986 through 1993, where he managed all technology base projects for ‘Advanced Amphibious Assault Vehicle’ and wrote all technical, financial, cost, management, risk, planning and performance documentation. General Feigley also served as a member of the United States Marine Corps from 1972 through 1986. He received a BS from the University of Wisconsin- Oshkosh in 1972 and graduated from the Army Logistics Management Center in 1982, the Marine Corps Command and Staff College in 1986 and the Defense Systems Management College in 1986. He currently serves as Distinguished Guest Lecturer at the Defense Acquisition University and an Associate Member of the Naval Research Advisory Committee. General Feigley retired from the Marine Corps as a Brigadier General in 2002 and received many decorations and honors during his military career.

George P. Farley: George P. Farley, 70, a certified public accountant, has been a member of our Board of Directors since March 2004. Mr. Farley is Chairman of our Audit Committee. Mr. Farley has been providing financial consulting services since 1999. Through 2006, Mr. Farley served as a Director and a member of the Audit Committee of iCad, Inc. He has also served as a Director and member of the Audit Committee of Preserver Insurance Company, Inc. and Acorn Holdings Corp and as a Director for Olympia Leather Company, Inc. From November 1997 to August 1999, Mr. Farley was a Chief Financial Officer of Talk.com, Inc., which provides telecommunication services. Mr. Farley was also a director of Talk.com, Inc. Mr. Farley joined BDO Seidman, LLP in 1962 and was a partner at BDO Seidman, LLP from 1972 to 1995 with extensive experience in accounting, auditing and SEC matters.

DIRECTORS AND EXECUTIVE OFFICERS

The following information is with respect to incumbent directors in Class I and Class III of the Board of Directors who are not nominees for election at this Annual Meeting of Stockholders:

CLASS I DIRECTORS
(Term Expires in 2011)

John F. Levy: John F. Levy, 53, has been a member of our Board of Directors since June 2009.  Mr. Levy is a member of our Audit Committee.  Since May 2005, Mr. Levy has served as the Chief Executive Officer of Board Advisory Services, a consulting firm that advises public companies in the areas of corporate governance, corporate compliance, financial reporting and financial strategies.  Mr. Levy served as the Interim Chief Financial Officer from November 2005 to March 2006 of Universal Food & Beverage Company, which filed a voluntary petition under the provisions of Chapter 11 of the United States Bankruptcy Act on August 31, 2007.  From November 1997 to May 2005, Mr. Levy served as Chief Financial Officer of MediaBay, Inc., a NASDAQ listed company and provider of spoken word audio content.  While at MediaBay, he also served for a period as its Vice Chairman.  Mr. Levy is a certified public accountant with nine years of experience with the national public accounting firms of Ernst & Young, Laventhol & Horwath and Grant Thornton LLP.  Mr. Levy is a director and Chairman of the Audit Committee of Take-Two Interactive Software, Inc., a developer, marketer, distributor and publisher of interactive entertainment software games, a director, Lead Director and Chairman of the Audit Committee of Gilman Ciocia, Inc., a financial planning and tax preparation firm, a director of Atlas Mining Company, an exploration stage natural resource and mining company and is a director of PNG Ventures, Inc., a producer and distributor of vehicle-quality liquid natural gas serving airports, public transit, refuse, seaports, regional trucking, taxis and government fleets markets.

Mark J. Lister: Mark J. Lister, 51, has been a member of our Board of Directors since June 2009.  Mr. Lister is a member of our Compensation Committee.  Since November 2006, Mr. Lister has been President of StratTechs, Inc., a consulting firm he founded which specializes in brokering technology within the Defense, Intelligence and Homeland Security Government markets.  Mr. Lister currently serves on the Secretary of the Navy Advisory Panel and recently completed service as Chairman of the Naval Research Advisory Committee.  From January 1992 to June 2006, Mr. Lister was employed by the Sarnoff Corporation where he most recently served as Senior Vice President of Government Operations.  While at Sarnoff, from 2001 to 2005, Mr. Lister served as Managing Director of the Rosettex Technology and Ventures Group, a joint venture of Sarnoff Corporation and SRI International for which he was a founder, and from 1996 to 2001, Mr. Lister served as Executive Director of the National Information Display Laboratory.  From 1987 to 1992, he served as Director, Advanced Development and Applications in the Research and Development Group of the Office of the Assistant Secretary of the U.S. Air Force for Space.  Mr. Lister’s government career began at the Naval Research Laboratory where he served as a researcher in the Space Applications Branch from 1977 to 1987.  Mr. Lister has a B.S. in Electrical Engineering from Drexel University, a B.S. in Mathematics from St. Vincent College and a MEA from George Washington University.

CLASS III DIRECTORS
(Term Expires in 2010)

James K. Harlan: James K. Harlan, 57, has been a member of our Board of Directors since March 2004. Mr. Harlan is the Chairman of our Compensation Committee and serves as a member of our Audit Committee. Mr. Harlan is the Executive Vice President and Chief Financial Officer of HNG Storage, LP, a natural gas storage development and operations business that he helped found in 1992. From 1991 to 1997, Mr. Harlan served as Group Development Manager for the Pacific Resources Group which was engaged with various manufacturing and distribution businesses and joint ventures in Asia, Australia, and North America. He also served as operations research and planning analyst for the White House Office of Energy Policy and Planning from 1977 to 1978, the Department of Energy from 1978 to 1981, and U.S. Synthetic Fuels Corporation from 1981 to 1984. He has a PhD in Public Policy with an operations research dissertation from Harvard University and a BS in Chemical Engineering from Washington University in St. Louis.

David C. Hurley:  David C. Hurley, 68, has been a member of our Board of Directors since March 2004, serves as a member of our Nominating and Corporate Governance Committee, and served as the independent Chairman of our Board from March 2006 until December 2007. Mr. Hurley was appointed Vice Chairman of PrivatAir of Geneva, Switzerland on February 1, 2003, relinquishing the role of Chief Executive Officer, a position he held following the acquisition of Flight Services Group ("FSG") by PrivatAir in 2000.  PrivatAir has major business aviation operations in over fifteen bases in the U.S. and aircraft service operations at Le Bourget, Paris, France; Dusseldorf, Munich and Hamburg Germany; and Geneva, Switzerland. Mr. Hurley founded FSG in 1984.  FSG is one of the world's largest providers of corporate aircraft management, executive charter and aircraft sales and acquisitions in the U.S. Mr. Hurley has over 30 years experience in marketing and sales in the aerospace and telecommunications industries. Before founding FSG, he served as the Senior Vice President of Domestic and International Sales for Canadair Challenger. He also served as Regional Manager of the Cessna Aircraft Company and as Director of Marketing, Government and Military Products Division, for the Harris Intertype Corporation. Mr. Hurley serves as the Chairman of the Board of the Smithsonian Institution' s National Air and Space Museum, Washington, D.C.; and serves on the Boards of BE Aerospace, Inc., a public company, Hexcel Corp., a public company listed on the New York Stock Exchange, Genesee & Wyoming, Inc., a public company listed on the New York Stock Exchange, Genesis Lease, Ltd., a public company listed on the New York Stock Exchange, The Corporate Angel Network, White Plains, N.Y., and Aerosat, Inc., Manchester, NH. He is an alumnus of Hartwick College and served three years in the Special Services Branch of the US Army, receiving an honorable discharge.

The following is information with respect to the Company’s officers who are not directors or nominees for director:

Joseph C. Hayden, 51, has been Chief Operating Officer since April 2009 and Executive Vice President – Programs for Applied Energetics since December 2004.  Prior to that, Mr. Hayden was the Executive Vice President of Business Operations from November 2002 to 2004.  Mr. Hayden has over 25 years experience in managing large engineering projects and high technology reserve and development.  Mr. Hayden is responsible for Contract Bid, Proposals, and administration of existing contracts for Applied Energetics.  Prior to the founding of Applied Energetics, Mr. Hayden worked at Raytheon, Inc. (“Raytheon”) and at two other start-up companies.  A graduate of the U.S. Naval Academy, Mr. Hayden was a U.S. Navy Surface Warfare Officer and Nuclear Engineer before leaving the service to work in industry.

Kenneth M. Wallace, 46, has been the Chief Financial Officer since March 2006 and Secretary since February 2008. Mr. Wallace was Chief Operating Officer from July 2006 to October 2007. From October 2005 through March 2006, Mr. Wallace was Chief Financial Officer of Crosswalk, Inc., an early-stage software and grid storage development company. From July 2004 through May 2005, Mr. Wallace was Senior Vice President and Chief Operating Officer of a building products manufacturer based in Chandler, Arizona. From 2000 through 2004, Mr. Wallace was Chief Financial Officer and a Director of Moxtek, a scientific instrumentation company specializing in X-Ray optics and nano-structured polarization technologies. From 1996 to 2000, Mr. Wallace was Chief Financial Officer of LAB-Interlink, a high-tech laboratory automation company specializing in the remote handling of clinical laboratory specimens.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

The following table sets forth information regarding the beneficial ownership of our Common Stock, based on information provided by the persons named below in publicly available filings, as of the record date:

•	each of the our directors and executive officers;

•	all directors and executive officers of ours as a group; and

•	each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock.

Unless otherwise indicated, the address of each officer and director is in care of Applied Energetics, 3590 East Columbia Street, Tucson, Arizona 85714. Unless otherwise indicated, the Company believes that all persons named in the following table have sole voting and investment power with respect to all shares of common stock that they beneficially own.

For purposes of this table, a person is deemed to be the beneficial owner of the securities if that person has the right to acquire such securities within 60 days of the Record Date upon the exercise of options or warrants. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised all options and warrants which are currently held by that person and which are exercisable within such 60 day period, but that options and warrants held by all other persons were not exercised, and based the percentage ownership on 86,127,037 shares outstanding on the Record Date.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned(1)
Robert Howard	12,968,712	(2)	15.1%
Artis Capital Management, L.P.	8,775,185	(3)	10.2%
State of Wisconsin Investment Board	8,012,070	(4)	9.3%
Thomas C. Dearmin	6,647,351	(5)	7.7%
Galleon Management L.P.	6,010,817	(6)	7.0%
Joseph C. Hayden	5,994,468		7.0%
Stephen McCahon	5,782,968		6.7%
James Feigley	439,947	(7)	*
Kenneth M. Wallace	325,227	(8)	*
David C. Hurley	231,284	(9)	*
James K. Harlan	214,365	(10)	*
John F. Levy	50,000	(11)	*
Mark J. Lister	50,000	(11)	*
George P. Farley	0	(12)	*
All directors and officers as a group (8 persons)	7,305,291		8.4%

*	* Less than 1%

(1)
Computed based upon the total number of shares of common stock, restricted shares of common stock and shares of common stock underlying options held by that person that are exercisable within 60 days of the Record Date.

(2)	Based on information provided by Mr. Howard on February 24, 2009.

(3)
Based on information contained in a report on Schedule 13G filed with the SEC on February 13, 2009:  The address of Artis Capital Management, LLC (“Artis”) is One Market Plaza, Spear Street Tower, Suite 1700, San Francisco, CA 94105. Artis is a registered investment adviser and is the investment adviser of investment funds that hold the company’s stock for the benefit of the investors in those funds, including Artis Technology 2X Ltd (“2X”). Artis Inc. is the general partner of Artis. Stuart L. Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. Each of Artis, Artis Inc., and Mr. Peterson disclaims beneficial ownership of the Stock, except to the extent of its or his pecuniary interest therein. 2X disclaims that it is, the beneficial owner as defined in Rule 13d-3 under the Securities Act of 1933 of any of such shares of common stock.

(4)	Based on information contained in a report on Schedule 13G filed with the SEC on January 30, 2009.

(5)	Based on information provided by Mr. Dearmin on February 16, 2009

(6)	Based on information contained in a report on Schedule 13G filed with the SEC on February 14, 2008 which indicates sole voting and investment power as to the shares.

(7)	Represents 9,947 shares of common stock and 430,000 shares of common stock issuable upon exercise of currently exercisable.

(8)	Represents 115,227 shares of common stock and 210,000 shares of common stock issuable upon exercise of currently exercisable options.

(9)	Represents 33,784 shares of common stock, 197,500 shares of common stock issuable upon exercise of currently exercisable options.

(10)	Represents 23,115 shares of common stock, 191,250 shares of common stock issuable upon exercise of currently exercisable options.

(11)	Represents 50,000 shares of common stock issuable upon exercise of currently exercisable options.

(12)	Mr. Farley denies beneficial ownership of the common shares and common stock issuable upon exercise of options he transferred to a family limited liability company.

Section 16(A) Beneficial Ownership Reporting Compliance:

Section 16(a) of the Securities Exchange Act of 1934 requires certain officers and directors of Applied Energetics, and any persons who own more than ten-percent of the common stock outstanding to file forms reporting their initial beneficial ownership of shares and subsequent changes in that ownership with the SEC and the NASDAQ Global Market. Officers and directors of Applied Energetics, and greater than ten-percent beneficial owners are also required to furnish us with copies of all such Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us, we believe that during the year ended December 31, 2008 all section 16(a) filing requirements were met.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that General Feigley and Messrs. Farley, Harlan, Hurley, Levy and Lister meet the director independence requirements of the Marketplace Rules of the Association of Securities Dealers, Inc. applicable to NASDAQ listed companies.

Board Meetings

During the last year, the Board of Directors held five meetings. Each of the directors is encouraged to attend meetings scheduled and all of the directors attended at least 75% of the meetings of the Board and of the committees on which he served in the aggregate.  The Board also took action by unanimous written consent in lieu of meetings.

Committees of the Board of Directors

Audit Committee. The Audit Committee of the Board of Directors is currently comprised of Messrs. Farley, Harlan and Levy. The Audit Committee is comprised entirely of non-employee directors, each of whom has been determined to be “independent” as defined by the rules of The Nasdaq Stock Market The Audit Committee operates under a written charter, a copy of which filed as Appendix A to our definitive proxy statement filed with the Securities and Exchange Commission on August 9, 2007.  The Audit Committee assists the Board of Directors by providing oversight of the accounting and financial reporting processes of the Company, appoints the independent registered public accounting firm, reviews with the registered independent registered public accounting firm the scope and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls.  The Audit Committee met six times during the last fiscal year.  The Board of Directors has determined that Mr. Farley, the Chairman of the Audit Committee, has been designated the audit committee financial expert under the rules and regulations of the Securities and Exchange Commission for purposes of Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee. The Compensation Committee of the Board of Directors is currently comprised of Messrs. Harlan, Farley and Lister. The Compensation Committee is comprised of non-employee directors, each of whom is “independent” as defined by the rules applicable to Nasdaq-traded issuers. The Committee operates under a written charter, a copy of which was filed with the December 31, 2006 10-K Annual Report. The Compensation Committee is responsible for establishing and maintaining executive compensation practices designed to enhance Company profitability and enhance long-term stockholder value. The Compensation Committee met five times during the last fiscal year. Throughout the year, the committee also took actions by unanimous written consent in lieu of meetings.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is currently comprised of Mr. Hurley and General Feigley. The Committee is comprised of non-employee directors, each of whom is “independent” as defined by the rules applicable to Nasdaq-traded issuers. The Nominating and Corporate Governance Committee is responsible for establishing and maintaining corporate governance practices designed to aid the long-term success of Applied Energetics and effectively enhance and protect stockholder value. The Committee operates under a written charter, a copy of which was filed with the December 31, 2006 10-K Annual Report.  The Nominating and Corporate Governance Committee did not have any forward meetings.  However, the Committee met within the executive session of each board meeting during the last fiscal year. Throughout the year, the committee from time to time discussed various matters.

Code of Ethics and Business Conduct

Applied Energetics has adopted a Code of Business Conduct and Ethics that applies to all of Applied Energetics’ employees and directors, including its principal executive officer, principal financial officer and principal accounting officer. Applied Energetics’ Code of Business Conduct and Ethics covers all areas of professional conduct including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Applied Energetics’ business.

Upon request made to us in writing at the following address, our Code of Ethics and Business Conduct will be provided without charge:

Applied Energetics, Inc.
Attn: Human Resources
3590 E Columbia St.
Tucson, AZ 85714

Communications with the Board

The Board of Directors has established a process for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors individually or as a group by writing to: The Board of Directors of Applied Energetics, Inc., c/o Corporate Secretary, 3590 East Columbia Street, Tucson, Arizona 85714. Stockholders should identify their communication as being from a stockholder of the Company. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by a stockholder of the Company before transmitting the communication to the Board of Directors.

Consideration of Director Nominees

Stockholders of the Company wishing to recommend director candidates to the Board of Directors must submit their recommendations in writing to the Board of Directors, c/o Corporate Secretary, 3590 East Columbia Street, Tucson, Arizona 85714.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board all director nominees for consideration and follow the process set forth below. The Nominating and Corporate Governance Committee, comprised of Mr. Hurley and General Feigley, recommended to the Board the director nominations for the Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee consider nominees recommended by the Company’s stockholders provided that the recommendation contains sufficient information for the independent directors to assess the suitability of the candidate, including the candidate’s qualifications, name, age, business and residential address. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee receive. The recommendations must also state the name of the stockholder who is submitting the recommendation. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NASD Marketplace Rule 4200, or, alternatively, a statement that the recommended candidate would not be so barred. Each nomination is also required to set forth a representation that the stockholder making the nomination is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated; a description of all arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by the stockholder; such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors; and the consent of each nominee to serve as a director of the Company if so elected. A nomination which does not comply with the above requirements or that is not received by the deadline referred to below will not be considered.

The qualities and skills sought in prospective members of the board will be determined by the independent directors. Generally, director candidates must be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of the Company’s industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to the Company. Such persons should not have commitments that would conflict with the time commitments of a Director of the Company.

Deadline and Procedures for Submitting Board Nominations

A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting of Stockholders to be held in 2010 is required to give written notice containing the required information specified above addressed to the Nominating and Corporate Governance Committee, c/o Secretary of the Company, Applied Energetics, Inc., 3590 East Columbia Street, Tucson, Arizona 85714 of his or her intention to make such a nomination. The notice of nomination and other required information must be received by our corporate secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case the notice and other required information must be received not later than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure of the date of the meeting was made.

Litigation

In July 2006, two class action complaints were filed by George Wood and Raymond Deedon against Applied Energetics, Inc. (formerly Ionatron, Inc.) and its founders.  Each of the class actions was filed in the United States District Court for the District of Arizona and alleges, among other things, violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5, claiming that we issued false and misleading statements concerning the development of our counter-IED product.  The court consolidated these cases, and a consolidated amended complaint was served.  The action has been dismissed against Joseph C. Hayden and Stephen W. McCahon with prejudice, and is proceeding against us and the remaining defendants.  In July 2009, we reached an agreement with the lead plaintiffs to settle the consolidated class action lawsuits.

Under the terms of the proposed settlement of the class action lawsuits, those lawsuits will be dismissed with prejudice, and Applied Energetics and all other defendants will receive a full and complete release of all claims asserted against them in the litigation, in exchange for the payment of an aggregate of $5.3 million in cash and the issuance of previously unissued shares of common stock by Applied Energetics valued at $1.2 million, provided that the number of shares of common stock to be issued will not exceed 4 million shares.  There is no admission of liability by any of the defendants.

In September 2006, a derivative action was filed by John T. Johnasen in Arizona State Court, Pima County, against certain of our current and former officers and directors, alleging, among other things, breach of fiduciary duty.  On April 30, 2008, the state court continued a stay of the derivative action until 30 days notice from either party or until further court order terminating the stay.  In July 2009, we reached an agreement to settle the derivative action.

Under the terms of the proposed settlement of the derivative action, the lawsuit will be dismissed with prejudice, and all defendants will receive a full and complete release of all claims asserted against them in the litigation, in exchange for Applied Energetics’ maintenance of certain corporate governance measures and the payment of an aggregate of $225,000 of attorneys’ fees.  There is no admission of liability by any of the defendants.

Insurance proceeds of $6.2 million, less amounts reimbursed to Applied Energetics to pay expenses of the litigations (approximately $700,000 to date), will be used to fund the settlement payments and related costs.  Any remaining cash payments and the stock issuance will be made by Applied Energetics.

The settlements are subject to Court approval.  Motions for preliminary approval of the settlements, directing notice of the settlements and setting a date for a settlement fairness hearing are currently being filed.

As stated in the settlement documents, Applied Energetics denies any liability in connection with the litigation and denies the claims asserted by the plaintiffs in the complaints.

On June 29, 2009, Applied Energetics received notice from the American Arbitration Association that an arbitration demand was filed against it and its subsidiary North Star Power Engineering, Inc. (“NSPE”) by eScrub Systems, Inc.  The claim asserts a breach of an October 27, 2003 License Agreement between eScrub and North Star Research Corporation (whose assets were acquired by NSPE) relating to certain power technology and seeks $1,000,000 in damages.  eScrub asserts that the agreement was improperly assigned to Applied Energetics and, alternatively, that Applied Energetics breached the agreement by failing to exploit the license.  The claim also alleges misappropriation of trade secrets relating to technology that eScrub asserts is not a subject of the License Agreement.  We intend to vigorously defend the claim.

In addition, we may from time to time be involved in legal proceedings arising from the normal course of business.  As of the date of this report, we have not received notice of any other legal proceedings.

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

Our board of directors is committed to establishing and maintaining executive compensation practices designed to support the development of the company’s capabilities and business objectives, enhance our profitability and enhance long-term stockholder value.  Toward these aims, in March 2006, our board of directors established a compensation committee.  This committee reports to the board on executive compensation matters.

Compensation Committee

Membership

The committee is currently comprised of three independent members of the Board.  Director independence is, at a minimum, consistent with applicable rules for NASDAQ-traded issuers, Rule 16b-3 of the Exchange Act, and Section 162(m) of the Internal Revenue Code.  Currently, the members of the committee are James K. Harlan (chairman), George P. Farley and Mark J. Lister.  David Hurley was appointed to and served as chairman of the Compensation Committee from June, 2008 through November, 2008, a period of time when Mr. Harlan had recused himself from all compensation matters while he was an active candidate for representative to the United States Congress.

Process and procedures for considering and determining executive and director compensation.

Among other things, the committee has the authority and responsibility under its charter to:

•	Approve our compensation philosophy.
•	Formulate, evaluate, and approve compensation for our officers, as defined in Section 16 of the Securities and Exchange Act of 1934 and rules and regulations promulgated therein.
•
Formulate, approve, and administer cash incentives and deferred compensation plans for executives.  Cash incentive plans are based on specific performance objectives defined in advance of approving and administering the plan.

•	Oversee and approve all compensation programs involving the issuance of our stock and other equity securities.
•	Review executive supplementary benefits, as well as our retirement, benefit, and special compensation programs involving significant cost to us, as necessary and appropriate.
•	Review compensation for terminated executives.
•	Oversee funding for all executive compensation programs.
•	Review compensation practices and trends of other companies to assess the adequacy of our executive compensation programs and policies.
•
Secure the services of external compensation consultants or other experts, as necessary and appropriate.  These services, as required, will be paid from funds provided by the company.  This system is designed to ensure the independence of such external advisors.

•	Approve employment contracts, severance agreements, change in control provisions, and other compensatory arrangements with our executives.

Role of Chief Executive Officer in Recommending Executive Compensation.

The committee makes all compensation decisions related to our named executive officers. However, our Chief Executive Officer regularly provides information and recommendations to the committee on the performance of the executive officers, appropriate levels and components of compensation, including equity grants as well as other information as the committee may request.

Compensation Goals

Our compensation policies are intended to achieve the following objectives:

•	reward executives and employees for their contributions to our growth and profitability, recognize individual initiative, leadership, achievement, and other valuable contributions to our company.

•
to link a portion of the compensation of officers and employees with the achievement of our overall performance goals, to ensure alignment with the our strategic direction and values, and to ensure that individual performance is directed towards the achievement of our collective goals;

•	to enhance alignment of individual performance and contribution with long-term stockholder value and business objectives by providing equity awards;
•	to motivate and provide incentives to our named executive officers and employees to continually contribute superior job performance throughout the year; and
•	to obtain and retain the services of skilled employees and executives so that they will continue to contribute to and be a part of our long-term success.

Compensation programs and policies are reviewed and approved annually but could be adjusted more frequently if determined by the committee.  Included in this process is establishing the goals and objectives by which employee and executive compensation is determined.  Executive officers’ performance is evaluated in light of these performance goals and objectives.  The committee consults the Chief Executive Officer on the performance of other company executives.

Compensation Surveys and Compensation Consultants

In determining compensation levels, we review compensation levels of companies that we deem to be similar to our company regardless of their location, competitive factors to enable us to attract executives from other companies, and compensation levels that we deem appropriate to retain and motivate our executives. From time to time, we retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The committee makes all determinations regarding the engagement, fees, and services of our compensation consultants, and our compensation consultants report directly to our committee.

Elements of Compensation

Compensation for our executives is generally comprised of:

•	base salary which is targeted at a competitive level and used to reward superior individual job performance of each named executive officer and to encourage continued superior job performance;
•	cash bonuses which are tied to specific, quantifiable and objective performance measures based on a combination of corporate and individual goals, and discretionary bonuses;
•	equity compensation which is based on corporate and individual performance, and discretionary equity awards.
•	severance and change of control agreements;
•	other benefits plan and programs.

The principles which serve as the basis for executive compensation practices apply to the compensation structures for all employees. Namely, corporate and individual performance are the key factors which determine incentive compensation.

The committee considers each component of executive compensation in light of total compensation. In considering adjustments to the total compensation of each named executive officer, the committee also considers the value of previous compensation, including outstanding equity grants and equity ownership.

Compensation paid to executive officers must be approved by our board of directors or by the committee.  The committee conducts several meetings in person or telephonically to review and consider our compensation program and policies, as well as specific elements of executive compensation.

Compensation Considerations

In setting compensation levels for a particular executive, the committee takes into consideration

•	the proposed compensation package as a whole

•	each element of compensation individually

•	the executive's past and expected future contributions to our business

•	our overall company performance,

•	our financial condition and prospects,

•	the need to retain key employees, and

•	general economic conditions.

In order to enable the company to hire and retain talented executives, the committee may determine that it is in the best interests of the company to negotiate packages that may deviate from the company's standard practices in setting the compensation for certain of its executive officers when such deviation is required by competitive or other market forces.

Base Salary

Base salaries for the named executive officers and other executives are determined based on market data analysis of comparable positions in the identified compensation peer group. A competitive base salary is provided to each executive officer to recognize the skills and experience each individual brings to the company and the performance contributions they make. When determining the base salary for an executive, we reference a target of the base salaries of similar positions in the identified compensation peer group. Other factors are also taken into account such as internal comparisons, individual skills and experience, length of time with the company, performance contributions and competitiveness of the marketplace. Salaries are reviewed on an annual basis, taking into account the factors described above, and are made in connection with annual performance reviews. The amounts of such adjustments are calculated using merit increase guidelines based on the employee's position within the relevant compensation range and the results of his or her performance review. The recommended percentage increases are established annually and reflect the committee's assessment of appropriate salary adjustments based on competitive surveys and general economic conditions.

Pursuant to his employment agreement in August 2006, Mr. Marshall, our former Chairman, Chief Executive Officer and President received an annual base salary of established initially at $250,000 with a provision for annual review of compensation. After a review of Mr. Marshall’s performance and consideration of prevailing compensation levels for executive talent such as is required for the company, the committee increased Mr. Marshall’s annual base salary to $350,000, effective October 1, 2007.  After considering the factors described above, the committee determined not to make any adjustments to Mr. Marshall’s base salary during 2008.

In connection with his hiring and the negotiation of his compensation package in March 2006, Mr. Wallace, our Chief Financial Officer and Principal Accounting Officer, received an annual base salary of $190,000. In February 2007, after the initial year of service and a review of compensation levels for the CFO of similarly sized public companies, the committee increased Mr. Wallace’s annual base salary to $210,000 effective February 1, 2007. On October 24, 2007, the board approved Mr. Wallace’s employment agreement which increased Mr. Wallace’s annual base salary to $225,000.  After considering the factors described above, the committee determined not to make any adjustments to Mr. Wallace’s base salary during 2008.  In April 2009, Mr. Wallace voluntarily agreed to reduce his annual base salary to $200,000.

During the fourth quarter of 2007, the committee reviewed prevailing practices for compensation of professionals in similar functions as Mr. Hayden and Stephen McCahon, who as co-founders of our company have significant stock holdings.  During 2006, Mr. Hayden, our Executive Vice-President and Mr. McCahon, our former Executive Vice-President, each received an annual base salary of $183,750.  Effective December 3, 2007, the committee increased the annual base salaries of Messrs. McCahon and Hayden to $235,000 and $225,000, respectively.  After considering the factors described above, the committee determined not to make any adjustments to either Mr. McCahon’s or Mr. Hayden’s base salaries during 2008.  In April 2009, Mr. Hayden voluntarily agreed to reduce his annual base salary to $200,000.

Other than the annual base salary for Mr. Marshall, the levels of annual base salary were determined based on the recommendation made by our former Chief Executive Officer and approved by the committee. Each individual’s educational qualifications, leadership skills, demonstrated knowledge and business accomplishments were also evaluated in determining base salary levels.  In light of prevailing economic conditions in August 2009, the committee accepted the voluntary reduction of salary for Messrs. Wallace and Hayden.

Cash Bonus

Our practice is to periodically consider awarding cash bonuses based upon, among other things, accomplishment of key objectives and overall performance. In addition, from time-to-time the committee may approve payment of bonuses to executives or key contributors for special accomplishment or other reasons. These goals may include progress made in technical programs and technology and product development, improved utilization of company resources and progress in relationships with key customers and strategic alliances and financing activities and the financial results of the company. Generally, the company does not disclose specific targets relating to these goals, because doing so may disclose confidential business information.

Although significant advances were made in LGE technology research and development, and customer relations and certain battle field products were delivered to our customer, the committee determined not to award cash bonuses for 2008.

Long-Term Incentives for Non-Executive Employees

The long-term program defined by the committee in 2007 remained unchanged in 2008, and includes three major elements: (1) an annual equity grant based on a percentage of base compensation for all employees other than officers, (2) performance incentive grants to selected managerial, technical, and administrative employees at all levels with vesting of a portion of these grants keyed to achievement of objectives defined in the annual budgeting and planning process and approved by the Board Committee, and (3) special grants for specific accomplishments or contributions as determined by the Board Committee. The first and second elements of this program lead to expected grants made during the fourth quarter as part of the budgeting and planning process, while the third element may lead to grants only from time to time, if at all.  Generally, the restricted stock grants under the first two elements of this program vest over three years to provide for retention and long run commitment to the success of the company and the grants under the third element vest upon the earlier of the achievement of the performance objective or five years from grant.

In 2008, the committee determined that offering employees the right to exchange their existing options for new options was, at that time, a preferable means of providing long-term incentive compensation in lieu of stock-based compensation or cash bonuses at that time.  In connection with the exchange offer, which was completed on March 9, 2009, employees were offered the right to exchange two existing options for one new option.  In the exchange offer, the company issued 1,751,269 new options in exchange for 3,502,536 old options.  The new options, which are fully vested, are exercisable at any time over a three year period.  The exercise price of the new options is $0.50 per share.  There were no new equity grants made to non-executive employees in 2008, except for new hire grants made in the normal course of business.

The long term program, which remains in place for 2009, seeks to provide all employees with an equity interest in the company and its success. The opportunity to realize significant increments over base annual compensation if the company succeeds in building value for customers and stockholders is intended to support recruitment and retention of talented professionals who are sought by larger businesses. The use of restricted stock and option grants reflects the desire to provide greater equity incentives with reduced stockholder dilution while utilizing fewer shares from stockholder approved equity compensation plans that are subject to overall and annual limits. Our restricted stock grants typically vest over several years and the performance based grants subject to accelerated vesting when targets are met and revocation if performance targets are not reached within defined periods. Specific performance targets are defined in the planning and budgeting process and may include items that are company confidential and, in some cases, subject to classification or confidentiality restrictions imposed by our customers.  The portion of equity compensation grants linked to performance has initially been set at a modest percentage, but this is intended to increase over time as the scope and predictability of the company’s activities in various areas increase. The initial performance targets for this newly defined long term compensation program have a high probability of being achieved. In future years, the portion and achievement likelihood for performance compensation may be adjusted with the growth, predictability, and maturity of the company’s planning and budgeting process.

Long-Term Incentives for Executives

In 2008, the committee determined that offering employees the right to exchange their existing options for new options was, at that time, a preferable means of providing long-term incentive compensation to executives.  In connection with the exchange offer, which was completed on March 9, 2009, employees were offered the right to exchange two existing options for one new option.  In the exchange offer, the company issued 1,751,269 new options in exchange for 3,502,536 old options.  The new options, which are fully vested, are exercisable at any time over a three year period.  The exercise price of the new options is $0.50 per share.

During 2008, the committee determined to grant stock options to Mr. Marshall to purchase 800,000 shares of common stock, but determined that such grant would be made in connection with the completion of the exchange offer.  In connection with the exchange offer, Mr. Marshall and Mr. Wallace respectively exchanged the 200,000 and 420,000 options granted to them in exchange for 100,000 and 210,000 new options on the same terms and conditions as the other employees and directors participating in the exchange offer. Mr. Marshall held 800,000 non-plan options issued as an inducement to join the company in 2006, which were not eligible to participate in the exchange offer.  On March 12, 2009, Mr. Marshall received an additional grant of 800,000 stock options having an exercise price of $0.50 which vested as follows:  400,000 on March 9, 2009, (the date the new options were issued in the exchange offer), 200,000 on each of the first and second anniversaries of the grant date, and expiring on March 9, 2012.  The purpose of the March 12, 2009 grant was to provide Mr. Marshall with a long-term incentive which more closely approximated the current market price of our common stock.  Pursuant to the separation agreement entered into with Mr. Marshall on March 31, 2009, we accelerated the vesting of 137,500 unvested shares of restricted stock and unvested options to purchase 800,000 shares of common stock.  Pursuant to the terms of the respective option agreements, the options expired unexercised on June 29, 2009.

Mr. McCahon and Mr. Hayden did not participate in the exchange offer as they did not have outstanding eligible options subject to the exchange offer.  The committee determined not to make equity awards to these officers in 2008 since they have a substantial amount of equity.

No other long-term equity incentives were granted to Named Executive officers during 2008.

Severance and Change in Control Agreements

Pursuant to Mr. Marshall’s employment agreement, as amended, if Mr. Marshall’s employment is terminated by us without “cause”, or by Mr. Marshall for “good reason”, he would receive payment of his base salary and benefits for 12 months, in monthly installments. Additionally, following a change of control, all unvested stock options and restricted stock granted to Mr. Marshall will immediately vest and become exercisable for the full term of the option and all other unvested equity awards shall immediately vest. In negotiating these terms, the committee determined that it was in the best interest of the company, in light of the authority vested in the Board as a whole to determine the acceptability of any discussions or prospective transactions, to provide Mr. Marshall as CEO with incentives to support the development and completion of transactions that might lead to a change of control without concern for the impact of any such transaction to him relating to vesting of equity awards or cash compensation related to transition of employment that might occur following a change of control.

Pursuant to the separation agreement entered into with Mr. Marshall on March 31, 2009, we paid to Mr. Marshall a lump sum payment of $135,000 and agreed to pay to Mr. Marshall twelve monthly payments of $29,167.  In addition, we accelerated the vesting of 137,500 unvested shares of restricted stock and unvested options to purchase 800,000 shares of common stock.  Pursuant to the terms of the respective option agreements, they expired unexercised on June 29, 2009.

Pursuant to Mr. Wallace’s employment agreement, if Mr. Wallace’s employment is terminated by us without “cause”, he would receive payment of his base salary and benefits for six months, in monthly installments. If Mr. Wallace is terminated within three months following a change of control, all unvested stock options granted to Mr. Wallace will immediately vest and become exercisable for the full term of the option and all other unvested equity awards shall immediately vest.

In connection with Mr. McCahon’s resignation from the company, we entered into a confidentiality agreement with Mr. McCahon pursuant to which he agreed to provide business and financial services to us for an initial term of twelve months for a fee of $18,750 per month.

Other Benefit Plans and Programs.

Executives are eligible to participate in benefit programs designed for all of our full-time employees. These programs include a 401(K) savings plan and medical, dental, disability and life insurance programs.  We currently cover the majority of such medical, dental and insurance payments requiring a minor co-pay from the employee.  Additionally, under our 401(K) plan employees are eligible to contribute to their 401(K) accounts through payroll deductions. In 2007, we implemented an employer match benefit where we matched 50% of the employees’ 401(K) contribution up to 3% of their eligible compensation.

Pursuant to his employment agreement, during 2008 Mr. Marshall received $39,411 related to payments of temporary living and automobile expenses.  On March 12, 2009, Mr. Marshall’s employment agreement was amended to provide Mr. Marshall with a life insurance policy with a benefit of up to $3,000,000, provided that the annual premiums and other costs to the company under the policy do not exceed $14,000.  Mr. Marshall will also be provided with a tax gross up for the life insurance policy, his housing, travel and car allowance.  Additionally, the company will pay Mr. Marshall’s reasonable costs associated with relocation to the Tucson, Arizona area.

SUMMARY COMPENSATION TABLE

The following table discloses for the periods presented the compensation for the persons who served as our Chief Executive Officer and our Chief Financial Officer and our three most highly compensated other executive officers (not including the Chief Executive Officer and Chief Financial Officer) whose total individual compensation exceeded $100,000 for the years ended December 31, 2008 and 2007 (the “Named Executives”).

Name and Principal Position	Year	Salary(1)	Bonus(2)(3)	Stock Awards(4)	Option Awards(5)	All Other Compensation(6)	Total
Dana A. Marshall	2008	$350,000	$-	$-	$-	$71,949	$421,949	(8)
Former Chairman, Chief	2007	$273,077	$125,000	$300,385	$500,666	$89,439	$1,288,567
Executive Officer, President	2006	$87,500	75,000	-	243,108	16,185	421,793
and Chairman of the Board(7)

Kenneth M. Wallace	2008	$225,000	$-	$-	$-	$7,064	$232,064
Chief Financial Officer,	2007	210,046	$100,000	126,162	368,029	6,858	811,095
Principal Accounting Officer	2006	146,154	20,000	-	421,851	27,360	615,365

Joseph C. Hayden	2008	$225,000	$-	$-	-	$4,813	$229,813
Executive Vice	2007	199,549	50,000	9,864	-	5,109	264,522
	2006	183,750	10,000	-	-	6,672	200,422

Stephen W. McCahon	2008	$235,000	$-	$-	-	$6,206	$242,206
Executive Vice President(9)	2007	200,126	40,000	13,085	-	5,459	258,670
	2006	183,750	10,000	-	-	2,962	196,712

(1)
Mr. Marshall’s 2007 salary reflects the increase of his base salary to $350,000 effective October 1, 2007. In August 2006, we entered into an employment agreement with Mr. Marshall that provided for Mr. Marshall’s employment as the company’s President and Chief Executive Officer at an initial annual base salary of $250,000. Mr. Wallace’s 2007 salary reflects increases of his base salary to $210,000 effective February 1, 2007 and to $225,000 effective October 26, 2007. In March 2006, we hired Mr. Wallace as our Chief Financial Officer at an annual base salary of $190,000. Accordingly, Mr. Wallace’s and Mr. Marshall’s salaries reflect only their service for the remaining portion of calendar year 2006. Messrs. Hayden and McCahon’s 2007 salary reflect increases in their annual base salary to $200,000 effective March 1, 2007, and another increase effective December 3, 2007 to $225,000 for Mr. Hayden and $235,000 for Mr. McCahon.  In April 2009, each of Messrs. Hayden and Wallace voluntarily agreed to reduce his annual base salary from $225,000 to $200,000.

(2)
Mr. Marshall’s cash bonus of $125,000 in 2007 was determined by the committee considering performance as specified in Mr. Marshall’s employment agreement. This cash bonus was paid in January 2008. Mr. Wallace’s 2007 $100,000 cash bonus was comprised of a $60,000 bonus paid on the execution of his employment agreement and a $40,000 bonus, paid in January 2008, which was granted by the compensation committee as a part of a performance based review related to his contribution to meeting corporate goals for 2007. The cash bonuses that Messrs. Hayden and McCahon received of $50,000 and $40,000, respectively, were granted by the compensation committee in consideration of their contributions to meeting goals during 2007 and prior years. These bonuses were paid in January 2008.

(3)
Mr. Marshall’s bonus of $75,000 in 2006 is comprised of a $15,000 signing bonus and a $60,000 cash bonus granted by the compensation committee in December 2006 in recognition of Mr. Marshall’s accomplishments in the first five months of employment. This cash bonus was paid in January 2007. The bonuses that Messrs. Wallace, Hayden and McCahon received of $20,000, $10,000 and $10,000, respectively, were granted by the compensation committee as a performance based award considering contribution to meeting goals during 2006.

(4)
The amounts included in the “Stock Awards” column represent the compensation cost recognized by the company in 2007 related to restricted stock awards, computed in accordance with SFAS No. 123R. For a discussion of valuation assumptions, see Note 9 to our 2007 Consolidated Financial Statements.

(5)
The amounts included in the “Option Awards” column represent the compensation cost recognized by the company in 2007 and 2006 related to stock option awards, computed in accordance with SFAS No. 123R. For a discussion of valuation assumptions, see Note 8 to our 2008 Consolidated Financial Statements.

(6)
The 2008 amounts shown in the “All Other Compensation” column are attributable to Mr. Marshall receiving $39,411 for temporary living, travel and automobile expenses. and $25,105 “gross up” for the payment of taxes for such expenses.  Also included in this amount is the company match expense for 402(k).  The 2007 amounts shown in the “All Other Compensation” column are attributable to Mr. Marshall receiving $47,260 for temporary living, travel and automobile expenses and $34,799 “gross up” for the payment of taxes such expenses” for the payment of taxes for his relocation assistance and automobile expenses. All named executives received the employer match benefit where we match 50% of the employees’ 401(K) contribution up to 3% of their eligible compensation to their 401(K) plans, a benefit that is available to all employees. Additionally, “All Other Compensation” includes the dollar value of life insurance premiums paid by us for all named executive officers. The amounts shown in the “All Other Compensation” column for Mr. Marshall include payments for commuting costs, temporary housing assistance and relocation assistance, Mr. Marshall also received reimbursements of automotive expenses.

(7)	Mr. Marshall served as Chief Executive Officer, President and Chairman of the board through March 31, 2009.

(8)	Does not include a $20,000 bonus paid to Mr. Marshall in 2009 and payments made pursuant to the March 31, 2009 separation agreement.

(9)	Mr. McCahon served as Executive Vice President-Engineering until March 31, 2009.

GRANTS OF PLAN-BASED AWARDS

The following table discloses the grants of a plan-based award to each of the Named Executives in 2007 and 2008:

										All Other
							Estimated Future Payouts			Stock
		Estimated Future Payouts Under Non-					Under Equity Incentive Plan			Awards:	Grant Date
		Equity Incentive Plan Awards						Awards		Number of	Fair Value of
		Threshold					Threshold	Target	Maximum	Shares of	Stock
Name	Grant Date	($)	Target ($)		Maximum ($)		(#)	(#)	(#)	Stock (#)	Awards (1)
Dana A.		$-	$175,000	(2)	$175,000	(2)	-	-	-	-	-
Marshall	10/26/2007 (3)	-	-		-		-	-	-	275,000	$976,250
Kenneth M.		-	56,250	(4)	56,250	(4)	-	-	-
Wallace	10/26/2007 (5)	-	-		-		-	-	-	80,000	$284,000
	11/29/2007 (6)	-	-		-		-	4,500	4,500	40,500	$147,600
Joseph C. Hayden	11/29/2007 (6)	-	-		-		-	4,500	4,500	40,500	$147,600
Stephen W. McCahon	11/29/2007 (6)	-	-		-		-	4,500	4,500	40,500	$147,600

(1)
The amounts included in the “Grant Date Fair Value of Stock Awards” column represent the full grant date fair value of the awards computed in accordance with Financial Accounting Standards No. 123R. The fair value of stock awards is recognized in the income statement as compensation expense over the vesting period of the grants. For a discussion of valuation assumptions, see Note 8 to the Consolidated Financial Statements of our 2008 Financial Statements.

(2)
The Estimated Future Payouts under Non-Equity Incentive Plan Awards represents Mr. Marshall’s eligibility to receive an annual incentive bonus in each calendar year of up to 50% of his base salary if we achieve goals and objectives established by the compensation committee in accordance with Mr. Marshall’s employment agreement and is based on his current annual base salary of $350,000.

(3)
Pursuant to the amendment of Mr. Marshall’s employment agreement, on October 26, 2007, the Compensation Committee granted to Mr. Marshall 275,000 shares of restricted common stock.  Pursuant to the grant, these shares were scheduled to vest as to 68,750 shares annually on each January 10th from 2008 through 2011.  Pursuant to the separation agreement entered into with Mr. Marshall on March 31, 2009, all unvested restricted stock awards and option grants immediately vested.

(4)
The Estimated Future Payouts under Non-Equity Incentive Plan Awards represents Mr. Wallace’s eligibility to receive an annual incentive bonus in each calendar year of up to 25% of his base salary if we achieve goals and objectives established by the Compensation Committee in accordance with Mr. Wallace’s employment agreement and is based on his current annual base salary of $225,000.

(5)
Pursuant to his employment agreement, on October 26, 2007, the Compensation Committee granted to Mr. Wallace 80,000 shares of restricted common stock of the company. This restricted stock vest as to 26,666 shares on January 10, 2008 and 26,667 shares on each of January 10, 2009 and January 10, 2010.

(6)
On November 29, 2007, the Compensation Committee awarded 45,000 shares of restricted stock each to Messrs. Wallace, McCahon and Hayden. The restricted stock grants vest as to 13,500 shares on December 1, 2008, 2009 and 2010. Vesting of the remaining 4,500 shares awarded to each individual vest upon the achievement of certain specified performance targets.

EMPLOYMENT AGREEMENTS FOR NAMED EXECUTIVE OFFICER

We have employment agreements with Dana A. Marshall, our Chairman, Chief Executive Officer and President, and with Kenneth M. Wallace, our Chief Financial Officer and Principal Accounting Officer.

We entered into the employment agreement with Mr. Marshall on August 18, 2006, upon the commencement of his employment with our company, and we amended the agreement on October 24, 2007.  Mr. Marshall’s amended employment agreement provides for an annual base salary of $350,000, subject to such increases as our board may determine. The agreement provides an annual incentive bonus each calendar year of up to 50% of the base salary for the calendar year if we achieve goals and objectives established by the committee. Pursuant to the employment agreement, we also provided an inducement grant to Mr. Marshall of options to purchase 800,000 shares of common stock at an exercise price of $6.30 per share.  These options become exercisable as to one quarter of the shares covered thereby on each of the first four year anniversaries of the date of grant and expire on the five years from the date of grant. Also, in accordance with the agreement, we filed a registration statement covering the shares issuable upon exercise of the option.  Mr. Marshall is also eligible to receive such other cash bonuses or other compensation as may be awarded by the board during his employment including gross-up tax benefits for travel and relocation related expenses.

Pursuant to his employment agreement, we agreed to pay Mr. Marshall a temporary housing allowance in an amount equal to his actual rental expense (plus an amount equal to any additional tax consequences to him for such payment, if any), up to $2,500 per month, for a period through August, 2008, while he establishes a permanent residence in the Tucson, Arizona area. We also agreed to pay Mr. Marshall an automobile allowance of $1,000 per month.  In August, 2008, the Compensation Committee extended existing temporary living, relocation, automobile and tax gross-up reimbursements and expenses for Mr. Marshall through the signing date of a new contract or amendment.

Pursuant to his employment agreement, during 2008 Mr. Marshall received $39,411 related to payments of temporary living, relocation and automobile expenses.  On March 12, 2009, Mr. Marshall’s employment agreement was amended to extend his temporary living expense reimbursement through December 31, 2009 and to provide Mr. Marshall with a life insurance policy with a benefit of up to $3,000,000, provided that the annual premiums and other costs to the company under the policy do not exceed $14,000.  Mr. Marshall will also be provided with a tax gross up for the life insurance policy, and his housing, travel and car allowance.  The company will pay his reasonable costs associated with relocating to the Tucson, Arizona area, including periodic travel to and from his out-of-state residence for him and his wife.

Mr. Marshall’s amended employment agreement is terminable by us immediately for “cause”, or by us without cause upon 30 days prior written notice or by Mr. Marshall upon 30 days prior written notice, for any reason including “good reason”.  If Mr. Marshall’s employment is terminated by us without cause, or by Mr. Marshall for good reason, he would receive payment of his base salary and benefits, in monthly installments, for 12 months.  Additionally, following a change of control, all unvested stock options awarded to Mr. Marshall will immediately vest and become exercisable for the full term of the option and all other unvested equity awards shall immediately vest.

We entered into the employment agreement with Mr. Wallace on October 26, 2007. Mr. Wallace’s employment agreement provides for an annual base salary of $225,000, subject to such increases as our board may determine. The agreement provides for a signing bonus of $60,000 and an annual incentive bonus each calendar year of up to 25% of the base salary for the employment year if we achieve goals and objectives established by the committee.  Pursuant to the employment agreement, we also granted to Mr. Wallace 80,000 shares of restricted common stock.  These shares vest as to 26,666 of the shares on January 10, 2008 and an additional 26,667 of the shares on each of January 10, 2009 and 2010 Mr. Wallace is also eligible to receive such other cash bonuses or other compensation as may be awarded by the board during his employment.

Mr. Wallace’s employment agreement is terminable by us immediately for “cause”, or by us without cause upon 30 days prior written notice or by Mr. Wallace upon 30 days prior written notice. If Mr. Wallace’s employment is terminated by us without cause, he would receive payment of his base salary and benefits, in monthly installments, for six months.  Additionally, if Mr. Wallace is terminated within 3 months following a change of control, all unvested stock options awarded to Mr. Wallace will immediately vest and become exercisable for the full term of the option and all other unvested equity awards shall immediately vest.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses unexercised options held by the Named Executives at December 31, 2008:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price	Option Expiration Date	Number of shares of stock that have not vested		Market Value of Shares of stock that have not vested
Dana A. Marshall	400,000	400,000	(1)	$6.30	08/18/2011
	200,000	-		$3.84	12/26/2011
						206,250	(3)	$66,000

Kenneth M. Wallace	75,000	25,000	(2)	$9.75	02/13/2011
	200,000	-		$7.20	06/02/2011
	120,000	-		$3.84	12/26/2011
						31,500	(4)	$10,080
						53,334	(5)	$17,067

Joseph C. Hayden						31,500	(4)	$10,080

Stephen W. McCahon						31,500	(4)	$10,080

(1)
As of December 31, 2008, scheduled to vest in two installments of 200,000 shares of common stock on August 18, 2009 and 2010.  Pursuant to the separation agreement entered into with Mr. Marshall on March 31, 2009, all unvested restricted stock awards and option grants immediately vested.

(2)	Vest on March 20, 2009.

(3)	Restricted stock grant vested 68,750 shares each on January 10, 2008 and 2009. An additional 68,750 shares vest annually on January 10, 2010 and 2011.

(4)
Restricted stock grant vested 13,500 shares on December 1, 2008.  Additionally, 13,500 shares vest annually on December 1, 2009 and 2010.  Vesting of the remaining 4,500 shares awarded to each individual vest upon the achievement of certain specified performance targets.

(5)	Restricted stock grant vested 26,666 shares on January 10, 2008 and 26,667 shares on January 10, 2009. An additional 26,667 shares will vest on January 10, 2010.

(6)
The market value of shares or units of stock that have not vested as reported in the table above is determined by multiplying the closing market price of our common stock on the last trading day of 2008 of $0.32 by the number of shares stock that have not vested.

(7)
On March 9, 2009, in connection with the exchange offer, Messrs. Marshall and Wallace exchanged options to purchase 200,000 shares and 420,000 shares, respectively, as described in this table for 100,000 and 210,000 fully vested options, respectively, exercisable at $0.50 per share, with a three-year term.  On March 12, 2009, Mr. Marshall was granted options to purchase 800,000 shares, exercisable for a period of three-years and vesting as to 400,000 shares immediately and 200,000 shares on March 9, 2010 and 2011.  Pursuant to the separation agreement entered into with Mr. Marshall on March 31, 2009, we accelerated the vesting of 137,500 unvested shares of restricted stock and unvested options to purchase 800,000 shares of common stock.  Pursuant to the terms of the respective option agreements, the options granted to Mr. Marshall expired unexercised on June 30, 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Mr. Marshall’s amended employment agreement provides that if we terminate Mr. Marshall’s employment without cause, or if Mr. Marshall terminates his employment for “good reason”, Mr. Marshall will receive an amount equal to his base salary then in effect for a period of 12 months plus the pro rata portion of any incentive bonus earned in any employment year through the date of his termination. If Mr. Marshall’s employment is terminated by us for cause, he would receive his base salary through the date of termination and all expenses and accrued benefits arising or bonus earned prior to such termination. Following a change of control, all unvested stock options awarded to Mr. Marshall will immediately vest and become exercisable for the full term of the option and all other unvested equity awards shall immediately vest.

Mr. Wallace’s employment agreement provides that if Mr. Wallace is terminated by us without cause, he would receive payment of his base salary and benefits, in monthly installments, for six months.  Additionally, if Mr. Wallace is terminated within 3 months following a change of control, all unvested stock options awarded to Mr. Wallace will immediately vest and become exercisable for the full term of the option and all other unvested equity awards shall immediately vest.

In the event of a change-in-control and at the discretion of the Board of Directors, option awards granted under our 2004 Stock Incentive Plan and our 2007 Stock Incentive Plan which have been outstanding for at least one year may become exercisable in full until it expires pursuant to its terms and all restrictions contained in Restricted Stock awards granted under the Plans may lapse and the shares of stock subject to such awards shall be distributed to the Participant.

The following table sets forth the potential post-employment, or change in control, payments that would be made to our executive officers by us assuming their employment was terminated, or the change of control, occurred on December 31, 2008 based on their salaries and annual incentive compensation payments contained in their employment agreements at December 31, 2008.

Executive Payments Upon Termination or Change in Control

Name	Without Cause Termination		For Good Reason Resignation		For Cause Termination or Voluntary Resignation	Change in Control(1)		Termination Following Change in Control(1)(2)

Dana A. Marshall (3)	$350,000	(4)	$350,000	(4)	$-	$88,000	(5)	$-

Kenneth M. Wallace	112,500	(6)	-		-	-		178,100	(7)

(1)	The value of vested options as of December 31, 2008 is zero as our closing price was less than the exercise price of such options.

(2)	Assumes an effective date of a change in control within three months prior to December 31, 2008.

(3)
Pursuant to the separation agreement entered into with Mr. Marshall on March 31, 2009, we paid to Mr. Marshall a lump sum payment of $135,000 and agreed to pay to Mr. Marshall twelve monthly payments of $29,167.  In addition, we accelerated the vesting of 137,500 unvested shares of restricted stock and unvested options to purchase 800,000 shares of common stock.  Pursuant to the terms of the respective option agreements, the options granted to Mr. Marshall expired unexercised on June 30, 2009.

(4)	Consists of one year of base salary or $350,000.

(5)	Represents vesting of 275,000 shares of restricted common stock valued at the closing price of the company's common stock on December 31, 2008.

(6)	Consists of six months of base salary or $112,500.

(7)
Consists of six months of base salary or $112,500, $25,600 for 80,000 shares of restricted common stock and $40,000 for 125,000 shares of restricted common stock valued at the closing price of the company's common stock on December 31, 2008.

In connection with Mr. McCahon’s resignation from the company, we entered into a confidentiality agreement with Mr. McCahon pursuant to which he agreed to provide business and financial services to us for an initial term of twelve months for a fee of $18,750 per month.

DIRECTOR COMPENSATION

The following table discloses our director compensation for the year ended December 31, 2008:

Name	Fees Earned or Paid in Cash	Stock Awards (1)		Option Awards	Total

David C. Hurley	$64,595	$100,001	(2)	$15,250	$179,846
George P. Farley	$75,000	$75,000	(3)	$15,250	$165,250
James K. Harlan	$57,986	$62,500	(4)	$15,250	$135,736
James A. McDivitt (5)	$90,927	$90,625	(6)	$44,975	$226,527
James M. Feigley	$29,167	$50,001	(7)	$11,550	$90,718

(1)
The amounts included in the “Equity Awards” column represent the compensation cost recognized by the company in 2008 related to share awards to directors, computed in accordance with SFAS No. 123R. For a discussion of valuation assumptions, see Note 8 to our 2008 Consolidated Financial Statements. All options granted to directors in 2007 vested immediately and became immediately exercisable upon grant.

(2)
Mr. Hurley was granted options to purchase 10,000 shares of common stock in January 2008 with a grant date fair value, computed in accordance with SFAS No. 123R, of $15,250 which was recognized in 2008 for financial statement reporting purposes in accordance with SFAS 123R.

(3)
Mr. Farley was granted options to purchase 10,000 shares of common stock in January 2008 with a grant date fair value, computed in accordance with SFAS No. 123R, of $15,250 which was recognized in 2008 for financial statement reporting purposes in accordance with SFAS 123R.

(4)
Mr. Harlan was granted options to purchase 10,000 shares of common stock in January 2008 with a grant date fair value, computed in accordance with SFAS No. 123R, of $15,250 which was recognized in 2008 for financial statement reporting purposes in accordance with SFAS 123R.

(5)	Mr. McDivitt resigned as director on March 29, 2009.

(6)
Mr. McDivitt was granted options to purchase 10,000 shares of common stock in January 2008 and 25,000 in March 2008 with an aggregate grant date fair value, computed in accordance with SFAS No. 123R, of $44,975 which was recognized in 2008 for financial statement reporting purposes in accordance with SFAS 123R.

(7)
General Feigley was granted options to purchase 10,000 shares of common stock in June 2008 with a grant date fair value, computed in accordance with SFAS No. 123R, of $11,550 which was recognized in 2008 for financial statement reporting purposes in accordance with SFAS 123R.

In January 2008, the Board of Directors amended its Independent Directors Compensation Program. Pursuant to the program, the Chairman of the Board, and/or Lead Independent Director, if independent, is eligible to receive $100,000 per year.  The Chairman of the Audit Committee is to receive $75,000 per year, the Chairman of the Compensation Committee is to receive $62,500 per year, the Chairman of the Nominating Committee is to receive $55,000 per year and each other independent director is to receive $50,000 per year.

Also, under the program, the Chairman of the Board, if he is an independent director, and if he is not an independent director, the lead independent director is to receive a number of shares of our common stock equal to $100,000 divided by the closing sale price of the common stock on the date of the award, the Chairman of the Audit Committee is to receive a number of shares of our common stock equal to $75,000 divided by the closing sale price of the common stock on the date of the award, the Chairman of the Compensation Committee is to receive a number of shares of our common stock equal to $62,500 divided by the closing sale price of the common stock on the date of the award, the Chairman of the Nominating Committee is to receive a number of shares of our common stock equal to $55,000 divided by the closing sale price of the common stock on the date of the award and each other independent director is to receive a number of shares of our common stock equal to $50,000 divided by the closing sale price of the common stock on the date of the award. The stock grants under this program are automatically granted on every January 15th, or the next business day, and vest on the grant date. All of the stock granted to the directors in 2008 vested immediately upon grant.

Under the program, if at anytime an independent director serves in more than one position of Chairman of the Board, lead independent director and Chairman of the Audit Committee or Compensation Committee, that director shall receive the higher level compensation paid for any such position the director then holds.  On March 13, 2008, Mr. McDivitt was appointed lead independent director and as such received a prorated adjustment in shares and cash compensation in accordance with this program. Also on March 13, 2008, upon relinquishing his role as lead independent director, Mr. Hurley’s prorated cash compensation for the balance of 2008 decreased.

Amendments to the Independent Directors Compensation Program for 2009

In January, 2009, the board amended and delayed the timing of the stock grants and option awards from January 15th of each year until the third business day following the company’s release of its audited financial statements for the prior year.

On April 23, 2009, the board voluntarily reduced its 2009 compensation under the program and set the cash compensation to be paid to its independent directors as follows:

James M. Feigley is paid a monthly cash retainer in an annualized amount of $75,000 for serving as Chairman of the Board (previously $100,000 under the Program).

George P. Farley is paid a monthly cash retainer in an annualized amount of $75,000 for serving as a director and Chairman of the Audit Committee.

James K. Harlan is paid a monthly cash retainer in an annualized amount of $55,000 as compensation for serving as a director and Chairman of the Compensation Committee (previously $62,500 under the program).

David C. Hurley is paid a monthly cash retainer in an annualized amount of $55,000 for serving as a director and Chairman of the Nominating and Corporate Governance Committee of the Board.

The monthly cash retainer to be paid to the independent directors, as set forth above, commenced in April 2009 and is payable on the last day of each month.

On April 23, 2009, the board granted options to purchase shares of common stock to the independent directors in lieu of stock awards as previously provided under the Program as follows:

General Feigley was granted options to purchase 75,000 shares of common stock (in lieu of an award of 200,000 shares of common stock and a grant of options to purchase 10,000 shares of common stock under the program).

Mr. Farley was granted options to purchase 75,000 shares of Common Stock (in lieu of an award of 150,000 shares of common stock and a grant of options to purchase 10,000 shares of common stock under the program).

Mr. Harlan was granted options to purchase 55,000 shares of common stock (in lieu of an award of 125,000 shares of common stock and a grant of options to purchase 10,000 shares of common stock under the program).

Mr. Hurley was granted options to purchase 55,000 shares of common stock (in lieu of an award of 110,000 shares of common stock and a grant of options to purchase 10,000 shares of common stock under the program).

In addition, the board made a one-time grant of an option to purchase 350,000 shares of common stock to General James Feigley for his having accepted the position of Chairman of the Board.

All of such options vested immediately and are exercisable at a price of $0.50 per share under April 23, 2014.

On April 23, 2009, the board also made a one-time grant to Mr. Harlan of an option to purchase 25,000 shares of common stock at an exercise price of $0.50 per share.  This option vested immediately and is exercisable until March 9, 2012.

In connection with the appointment of John F. Levy and Mark J. Lister to the Board on June 16, 2009 each of Mr. Levy and Mr. Lister were awarded an option to purchase 50,000 shares of common stock at an exercise price of $0.45, the last sale price of the common stock on the date of appointment.  Each option vested immediately and is exercisable for a period of five years.   In addition, each of Mr. Levy and Mr. Lister receive a monthly cash retainer in an annualized amount of $50,000, payable monthly, for serving as an independent director.

Compensation Committee Interlocks And Insider Participation

During the fiscal year ended December 31, 2008, none of our executive officers served on the board of directors or the compensation committee of any other company whose executive officers also serve on our Board of Directors or our Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis and, based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Applied Energetics’ annual report on Form 10-K.

James K. Harlan
George P. Farley
Mark Lister*

*  Became a member of the Compensation Committee on June 16, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE:

Transactions With Related Parties

On February 6, 2008, we entered into a purchase agreement to purchase from Columbia Tucson, LLC (“CT”) the property located at 3590 East Columbia Street, Tucson, Arizona, which we previously leased from CT (the “Property”). The purchase price of the Property was approximately $2.2 million. Joseph Hayden, our Chief Operating Officer and Executive Vice President, and Robert Howard, Thomas Dearmin and Stephen McCahon, principal stockholders and former executive officers and directors, another former executive officer and certain family members of Mr. Howard own all of the membership interests of CT. During 2007 and 2008, we paid rent of approximately $336,000 and $39,000, respectively to CT for the use of this facility.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our Code of Business Conduct, all officers and directors of the Company who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that supplies goods or services to Applied Energetics, are required to notify our Compliance Officer, who will review the proposed transaction and notify the Audit Committee of our Board of Directors for review and action as it sees fit, including, if necessary, approval by our Board of Directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant Fees and Services

The following is a summary of the fees billed to the company by BDO Seidman, LLP for professional services rendered for the years ended December 31, 2007 and 2008:

	2007	2008
Audit Fees	$531,540	$385,000
Tax Fees	$10,875	$11,000

Fees for audit services include fees associated with the annual audit of the company and its subsidiaries, the review of our quarterly reports on Form 10-Q and the internal control evaluation under Section 404 of the Sarbanes-Oxley Act of 2002. Tax fees include tax compliance, tax advice and tax planning related to federal and state tax matters.

Pre-Approval Policies and Procedures

Consistent with the SEC requirements regarding auditor independence, our Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Under the policy, the Audit Committee must approve non-audit services prior to the commencement of the specified service. Our independent registered public accounting firm, BDO Seidman, LLP, have verified, and will verify annually, to our Audit Committee that they have not performed, and will not perform any prohibited non-audit service.

AUDIT COMMITTEE REPORT

The responsibilities of the audit committee are to assist the board of directors in fulfilling the board’s oversight responsibilities with respect to (i) the integrity of the company’s financial statements; (ii) the system of internal control over financial reporting; (iii) the performance, qualifications and independence of the company’s independent registered public accounting firm; (iv) the company’s internal audit function and (v) compliance with the company’s ethics and applicable legal and regulatory requirements.  The committee fulfills its responsibilities through periodic meetings with our independent registered public accounting firm, internal auditors and members of our management.

Throughout the year the audit committee monitors matters related to the independence of BDO Seidman LLP, our independent registered public accounting firm.  As part of its monitoring activities, the committee obtained a letter from BDO Seidman, containing a description of all relationships between us and BDO Seidman.  After reviewing the letter and discussion it with management, the audit committee discussed with BDO Seidman’s objectivity and independence.  Based on its continued monitoring activities and year-end review, the committee has satisfied itself as to BDO Seidman’s independence.  BDO Seidman also has confirmed in its letter that, in its professional judgment, it is independent of the company within the meaning of the Federal securities laws and within the requirements of Rule 3526 of the Public Company Accounting Oversight Board, “Communication with Audit Committees Concerning Independence.”

The audit committee also discussed with members of our management, our internal auditors and our independent registered public accounting firm, the quality and adequacy of our internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing.  The committee reviewed with both our independent registered public accounting firm and our internal auditors their audit plans, audit scope, and identification of audit risks.

The audit committee discussed and reviewed with the independent registered public accounting firm all matters required by auditing standards generally accepted in the United States, including those described in SAS 114, “The Auditor’s Communication with Those Charged with Governance,” as adopted by the Public Company Accounting Oversight Board.  With and without management present, the committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.  The committee also discussed the results of the internal audit examinations.

The committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2008 with our management and BDO Seidman.  Management has the responsibility for the preparation and integrity of our financial statements and BDO Seidman, as our independent registered public accounting firm, has the responsibility for the examination of those statements.  Based on the above-mentioned review and discussions with management and BDO Seidman, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.  The Committee also reappointed BDO Seidman as our independent registered public accounting firm.

Audit Committee of the Board of Directors:

George P. Farley
James K. Harlan
John F. Levy*

* Became a member of the Audit Committee on June 16, 2009

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Applied Energetics currently anticipates holding its annual meeting of stockholders for its fiscal year ending December 31, 2009 in May 2010.  Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2009 must submit the proposal in proper form consistent with our By-laws to us at our address as set forth on the first page of this proxy statement and in accordance with the applicable regulations under Rule 14a-8 of the Exchange Act no later than December 14, 2009 in order for the proposition to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. Any such proposals must be presented in a manner consistent with our by-laws and applicable laws.  Any such proposal, as well as any questions related thereto, should be directed to our Corporate Secretary c/o Applied Energetics, Inc., 3590 East Columbia Street, Tucson, Arizona 85714.

If a stockholder submits a proposal after the December 14, 2009 deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at our Annual Meeting of Stockholders (but not in our proxy statement) for the fiscal year ending December 31, 2009 to be held in 2010, the proposal, which must be presented in a manner consistent with our By-laws and applicable law, must be submitted to our Secretary in proper form at the address set forth above so that it is received by our Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case, no less than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure was made.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board of Directors and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

Our 2008 annual report to stockholders is being made available to stockholders via the Internet.  If you would like to receive printed copy of our proxy statement and annual report, you should follow the instructions for requesting such information in the notice you receive.

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 will be provided upon written request to Applied Energetics, Inc., 3590 East Columbia Street, Tucson, Arizona 85714, Attention Corporate Secretary.  The Form 10-K also is available on our website www.appliedenergetics.com

We also file reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. Copies of our reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at:

Room 1580
100 F Street, N.E.
Washington, D.C. 20549

Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding Applied Energetics.  The address of the Securities and Exchange Commission website is http://www.sec.gov.

Information and statements contained in this proxy statement, including in any Annex to this proxy statement, are qualified in all respects by reference to the copy of the relevant document filed as an Annex to this proxy statement.  You should rely only on the information contained in this proxy statement to vote on the proposals set forth herein.  Applied Energetics has not authorized anyone to provide you with information that is different from what is contained in this proxy statement.  This proxy statement is dated July   , 2009.  You should not assume that the information contained in this proxy statement is accurate as of any date other than July    , 2009, and neither the availability of this proxy statement via the Internet nor the mailing of this proxy statement to stockholders shall create any implication to the contrary.

OTHER INFORMATION

The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors,

James M. Feigley
Chairman of the Board

August 3, 2009

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 George P. Farley   02 General James M Feigley

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

APPLIED ENERGETICS INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 16, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph Hayden and Kenneth M. Wallace, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Applied Energetics, Inc. on Wednesday, September 16, 2009, at the offices of Blank Rome LLP, 405 Lexington Avenue – 24th Floor, New York, New York 10174, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000028015_2 R2.09.05.010